Exhibit 10.59

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (the “Agreement”) dated this      day of December, 2007, by and among, Dover Saddlery, Inc., a Delaware corporation (“Dover DE”), Dover Saddlery, Inc., a Massachusetts corporation, Smith Brothers, Inc., a Texas corporation, Dover Saddlery Retail, Inc., a Massachusetts corporation, Old Dominion Enterprises, Inc., a Virginia corporation and Dover Saddlery Direct, Inc., a Massachusetts corporation (hereinafter, each with Dover DE, individually a “Borrower”, and collectively the “Borrowers”) and RBS Citizens, National Association, a national banking association, with a principal place of business at 875 Elm Street, Manchester, New Hampshire 03101 (hereinafter the “Lender”);

WHEREAS, Borrowers wish to borrow from Lender the aggregate amount of up to Eighteen Million Dollars ($18,000,000.00) on the terms and conditions referred to more particularly herein;

WHEREAS, Lender has requested security for such loan in the form of, inter alia, Uniform Commercial Code security interests in the Borrowers’ assets; and,

WHEREAS, the parties wish to provide in further detail herein the terms on which the loans to be made hereunder will be administered, and for certain restrictions upon Borrowers while any portion thereof remains unpaid.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement:

“Affiliate” means, as applied to any Person, a spouse or relative of such Person, any shareholder, member, director, partner or officer of such Person, any corporation, partnership, limited liability company, trust, association, firm or other entity of which such Person is a shareholder, member, director, partner, officer, trustee or beneficiary, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person;

“Borrowers’ Availability” shall have the meaning set forth in Section 3.1;

“Business Day” means, any day which is neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Manchester, New Hampshire;

“CAPEX” means the amount of any expenditures for fixed assets, computer software, leasehold improvements, capital leases under generally accepted accounting principals consistently applied, installment purchases of machinery and equipment, acquisitions of real estate, expenditures in any construction in progress and other similar expenditures which are required to be capitalized in accordance with generally accepted accounting principles consistently applied;

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to partnership, limited liability company or other non-corporate entity, ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person;

“Change of Control” means the acquisition of voting control or direction of over 50% or more of a Person’s outstanding common stock or sale of all or substantially all of the assets of a Person in one or more related transactions;

“Collateral” means all personal property of Borrowers, of every kind and nature, tangible and intangible, wherever located, and now owned or hereafter acquired, including without limitation all Goods (including Inventory, Equipment and any Accessions thereto), Instruments (including promissory notes), Documents, Accounts, Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper, and including rental agreements), Fixtures, Deposit Accounts (other than payroll accounts), Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Commercial Tort Claims, Securities and all other Investment Property, Supporting Obligations, any other contract rights or rights to the payment of money, all sums payable under any policy of insurance (including without limitation, any return for premiums), tort claims, and all General Intangibles (including all Payment Intangibles, choses in action, all now owned and hereafter acquired franchises, licenses, permits, patents, patent applications, trademarks, trade names and copyrights, and all rights thereunder and registrations thereof), all books, records, customer lists, internet files, ledger sheets, ledgers, files, orders, invoices and shipping receipts (including, without limitation, computer programs, data bases, tapes and related electronic data processing software) relating to all of the foregoing, and, to the extent not listed above as original collateral, the proceeds and products of the foregoing. Capitalized terms set forth above shall have the meaning given that terms as set forth and defined under the Uniform Commercial Code Adopted in New Hampshire (the “UCC”);

“Common Stock” shall have the meaning set forth in Section 6.15;

“Convertible Securities” means securities or obligations that are exercisable for, convertible into, or exchangeable for shares of Common Stock and any options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Capital Securities or obligations that are, directly or indirectly, convertible into or exchangeable for Common Stock;

“Costs of Collection” means all reasonable attorneys’ fees, and out-of-pocket expenses incurred by Lender which are directly or indirectly related to Lender’s efforts to collect any of the Obligations and/or to enforce any of its rights, remedies, or powers against or in respect of Borrowers, whether or not suit is instituted in connection with such efforts. The Costs of Collection shall be added to the Obligations, as if such were lent, advanced and credited by Lender to Borrowers, or for the benefit of Borrowers, and until paid shall bear interest at the Default Interest Rate defined in the Note;

“Current Assets” means, for any period, all assets of Borrowers, which may be properly classified as current assets in accordance with generally accepted accounting principles on a consolidated basis, including prepaid expenses, cash on hand, accounts receivable, inventory, current income tax receivables and prepaid catalog expenses, provided that Current Assets shall exclude amounts due to such Person from an Affiliate of such Person;

“Current Liabilities” means, for any period, all liabilities of Borrowers, which may be properly classified as current liabilities in accordance with generally accepted accounting principles on a consolidated basis, including, without limitation, the current portion of any capital lease obligations, accounts payable, accrued expenses, income tax payables the current portion of deferred federal income tax payable, all regularly scheduled amounts due from such Person to an Affiliate of such Person within twelve (12) months, and for purposes of covenant calculations all amounts outstanding on the Note, and not previously included (whether or not due within twelve (12) months);

“Current Portion of Long Term Debt” means, with respect to any Borrower, for any period, all principal obligations of such Borrower for borrowed money (including, but not limited to, any amounts due with respect to capitalized lease obligations, scheduled payments required by Lender on the Obligations and payments allowed by Lender on the Subordinated Debt (if any)), all cash interest payments, all cash income taxes and unfinanced CAPEX expenses, all of which by the terms thereof required repayment within the immediately preceding twelve (12) month period;

“EBITDA” means earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles, consistently applied, provided, however for the period ending December 31, 2007, adding back to EBITDA the $700,000 expense recognized pursuant to the settlement of the so-called “GAH litigation”;

“Environmental Laws” shall have the meaning set forth in Section 8.10.

“Event of Default” shall have the meaning set forth in Section 10;

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the Current Portion of Long Term Debt;

“Funded Debt” means with respect to any Person, the following types of Indebtedness of such Person, determined in accordance with generally accepted accounting principles consistently applied: (i) all indebtedness of such Person for borrowed money (other than current trade liabilities or accounts payable incurred in the ordinary course of business and payable in accordance with customary practices); (ii) any other Indebtedness which is evidenced by a note, bond, debenture or similar instrument, including but not limited to, the Obligations and the Subordinated Debt; (iii) all capital lease obligations of such Person; (iv) all obligations of such Person with respect to outstanding letters of credit, acceptances and similar obligations created for the account of such Person; and (v) all liabilities secured by any lien on any property owned by such Person, even though such Person has not assumed or otherwise become liable for the payment thereof;

“Hedging Contract(s)” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Lender and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

“Indebtedness” is defined as all obligations which should, in accordance with generally accepted accounting principles consistently applied, be classified upon a Borrower’s balance sheet as liabilities, together with, to the extent not so included: (i) liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards;

“Issued Shares” shall have the meaning set forth in Section 6.15;

“Letter of Credit” and “Letters of Credit” shall have the meaning set forth in Section 3.9;

“Loan Documents” refers to this Loan and Security Agreement, the Note, the documents, certificates and filings evidencing the liens granted herein, and all other instruments, the documents or writings executed or delivered (or to be executed or delivered) by Borrowers to Lender in connection with this transaction, as the same may be amended from time to time;

“Loan” means the line of credit loan defined in Section 3.1;

“Material” or “Material Adverse Effect” means that which is or is likely in the reasonable opinion of Lender to adversely affect (i) the ability of a Borrower to perform its obligations under any Loan Document or any agreement or document evidencing the Indebtedness of such Borrower, or (ii) the business, assets or financial condition of such Borrower;

“Maturity Date” means January 31, 2011;

“Note” means collectively the Revolving Credit Note from Borrowers to Lender, of even date hereof, in the principal amount of up to Eighteen Million Dollars ($18,000,000.00);

“Obligation” and “Obligations” means, any and all Indebtedness, liabilities, leases, debts and obligations of a Borrower to Lender whether incurred by such Borrower as maker, guarantor or other surety, whether or not any of such are liquidated, unliquidated, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature or description, or by reason of any cause of action which Lender may hold against such Borrower. “Obligations” includes, without limitation, each obligation to repay the Loan and all loans, advances, indebtedness, notes, obligations and amounts now or hereafter at any time owing by Borrowers to Lender under the Loan Documents or pursuant to the Note;

“Person” refers to any individual, partnership, limited liability company, joint venture, corporation, limited partnership, a trust, an unincorporated organization or a government or any department or agency thereof;

“Plan” shall have the meaning set forth in Section 6.13;

“Proprietary Rights” means all patents, trademarks, trade names, service marks, copy rights, inventions, production methods, licenses, formulas, know-how, and trade secrets, regardless of whether such are registered with any governmental agency, including applications thereror;

“Receivable Collateral” refers to that portion of the Collateral which consists of Borrowers’ Accounts and Accounts Receivable, Chattel Paper, Instruments, Documents of Title, Documents and Securities and their products and proceeds;

“Senior Funded Debt” means the Obligations, including, but not limited to: (i) the Loan; (ii) all obligations of Borrowers to Lender in respect of outstanding letters of credit, acceptances and similar obligations created for the account of Borrowers; (iii) all capital lease obligations of Borrowers to Lender; and (iv) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument from Borrowers to Lender; and

“Subordinated Debt” means any debt subordinated to the Obligations in a form and manner acceptable to the Lender, including, but not limited to, the obligations of Dover Saddlery, Inc. to BCA Mezzanine Fund, L.P., and Cephas Capital Partners, L.P. and SEED Ventures Finance, LLC, as participants.

2. NATURE OF THE BORROWERS’ RIGHTS AND OBLIGATIONS.

2.1 The obligations of each of the Borrowers hereunder shall be joint and several and any obligation expressed herein as an obligation of any Borrower or the Borrowers is an obligation owed by all the Borrowers jointly and severally, irrespective of, to or for the account of which of the Borrowers the proceeds are disbursed. Without limiting the generality of the foregoing, it shall not be a defense for any Borrower hereunder that as a consequence of lack of capacity or authority or for any other reason whatsoever (including, without limitation, the matters and laws referred to in Section 2.2 below, the application of the provisions of that Section, and any waiver in favor of or indulgence to or compounding or composition with or like dealing relating to the obligations hereunder of any other Borrower) any Borrower has no or only limited liability in respect of any obligation for which, according to the terms of the Loan Documents, the Borrowers are jointly and severally liable;

2.2 Notwithstanding anything to the contrary provided in any provision of any of the Loan Documents, if (i) any Borrower shall become subject to bankruptcy or similar proceedings, and (ii) the obligations assumed or expressed to be assumed by it in such capacity under the Loan Documents are claimed to be and would but for this provision be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable State law, and (iii) such obligations or the amount thereof were reduced or limited in some way, then the obligations of such Borrower shall be reduced or limited to the extent (and only to the extent) necessary in order that such obligations, to the maximum extent possible, may remain valid and not subject to avoidance as aforesaid, provided always that this Section 2.2 shall not apply in any circumstances whatsoever so as to reduce or limit the obligations of any Borrower with respect to the repayment, prepayment or accelerated repayment of or the payment of interest on or the payment of any other amount relating to any amount the proceeds of which were disbursed to it or for its account;

2.3 In the event that a Borrower is determined to be an “insider” for the purposes of the United States Bankruptcy Code with respect to any other Borrower and in the event that such determination would be a necessary element in causing any payment or other transfer of an interest in property from such other Borrower to the Lender to be a voidable transfer under the United States Bankruptcy Code, then, notwithstanding anything to the contrary in any of the Loan Documents, such Borrower hereby irrevocably waives all rights which may have arisen to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of Lender against such other Borrower or against any collateral security or guarantee or right of set-off held by Lender for the payment of amounts owed by such other Borrower, and hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against such other Borrower or any other person which may have arisen in connection with the Loan Documents and any amounts payable thereunder. The provisions of this Section 2.3 shall survive the payment in full of all amounts payable by any and all Borrowers under the Loan Documents and the termination of the Note;

2.4 Each Borrower irrevocably authorizes and appoints Dover Saddlery, Inc. (Delaware), as its agent to give all notices and instructions (including all requests for advances) and to make such agreements and give such consents as are capable of being given or made by the Borrowers or any of them and, notwithstanding that they may affect such Borrower, without further reference to or the consent of such Borrower; and

2.5 Every act, omission, agreement, undertaking, settlement, waiver, notice, request or other communication given or made by Dover Saddlery, Inc. (Delaware) hereunder or in connection herewith (whether or not known to any Borrower) shall be deemed to have been effected given or made by such person for his/herself and acting also as agent for all of the Borrowers and shall be binding for all purposes on all of the Borrowers as if the Borrowers had expressly concurred therewith and given or made the same themselves directly.

3. THE LOAN.

3.1 Lender hereby establishes, for a period commencing the date hereof and expiring on the Maturity Date, a revolving line of credit in Borrowers’ favor in the amount of Borrowers’ Availability. As used in this Section 3, “Borrowers’ Availability” means an amount equal to Eighteen Million Dollars ($18,000,000.00), to be reduced by the face amount of any Letters of Credit issued by the Lender and/or its Affiliates. All advances made by Lender under the Loan, shall be payable as provided in the Note which is incorporated hereby by reference;

3.2 Subject to the continued compliance by Borrowers with all the terms and conditions of the Loan Documents, Borrowers may request advances from Lender from time to time hereafter in amounts up to Borrowers’ Availability, which advances Lender shall make pursuant to the requirements of this Agreement and the Note. Borrowers agree that they shall not request any advances hereunder which would cause the aggregate amount of advances outstanding under the Loan to exceed Borrowers’ Availability. If at any time the unpaid principal amount of the Loan exceeds Borrowers’ Availability, Borrowers shall, immediately upon receipt of notice from Lender, make a payment on the Note in an amount equal to such excess. Any termination of the Loan, whether by any permitted action of Lender or as a result of the existence of an Event of Default, shall relieve Lender of its obligation to make advances under the Loan, or otherwise lend money hereunder, and shall in no way release, terminate, discharge or excuse Borrowers from their absolute duty and agreement to pay or perform their obligations;

3.3 Prior to the making of the first advance under the Loan, Borrowers shall have satisfied the requirements set forth in Section 9, below. At the time of each advance made under or pursuant to this Agreement, Borrowers shall immediately become indebted to Lender for the amount thereof. Borrowers agree to indemnify and hold Lender harmless for any action, loss or expense taken or incurred by Lender in reliance upon any telephone request for an advance under the Loan, which Lender in good faith believes to have been made by a duly authorized representative of Borrowers. Each request for an advance under the Loan shall constitute a confirmation by Borrowers that all representations, warranties and covenants contained in any of the Loan Documents remain true and correct as though made at the time of the proposed borrowing;

3.4 By delivering a telephonic borrowing request to the Lender on a Business Day, the Borrowers may from time to time irrevocably request, that an advance under the Loan be made;

3.5 An account shall be opened on the books of Lender (hereinafter the “Loan Account”), in which account a record shall be kept of all Loan advances made by Lender to Borrowers under or pursuant to this Agreement, and all payments made by or on behalf of Borrowers with respect to the Loan;

3.6 Lender may also keep a record (either in the Loan Account or elsewhere, as Lender may from time to time elect) of all interest, service charges, costs, expenses and other debits owed Lender on account of the Loan contemplated hereby and of all credits against such amounts so owed. Such items shall be payable ON DEMAND, but in the absence of such demand, interest, any service charge, costs, expenses, and other debits owed Lender on account of the Loan contemplated hereby (other than loans and advances reflected in the Loan Account) shall be billed by Lender monthly;

3.7 All credits against Borrowers’ indebtedness indicated in the Loan Account shall be conditional upon final payment to Lender of the items giving rise to such credits. The amount of any item credited against the Loan Account which is not so paid or which is charged back against Lender for any reason may be charged as a debit to the Loan Account, may be charged back against any deposit account maintained by Borrowers with Lender, and shall be an obligation, in each instance whether or not the item so charged back or not so paid is returned;

3.8 Any statement rendered by Lender to Borrowers shall be considered correct and accepted by Borrowers, and shall be conclusively binding upon Borrowers unless Borrowers provide Lender written objection thereto within ninety (90) business days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection; and

3.9 So long as no Event of Default has occurred hereunder or no event, but for the passage of time or giving of notice would constitute and Event of Default and there is sufficient availability hereunder, and this Agreement has not been terminated by Lender, Borrowers may request from time to time and Lender shall issue Letters of Credit for the account of Borrowers in an amount not to exceed One Million Dollars ($1,000,000.00) in the aggregate (individually a “Letter of Credit”; collectively “Letters of Credit”); as set forth in Section 3.1, above, the Borrowers’ Availability means Eighteen Million Dollars ($18,000,000.00) less the aggregate face amount of all such Letters of Credit and shall at no time cause Borrowers’ Availability to be exceeded hereunder. The expiry date of each Letter of Credit shall be no later than the Maturity Date. All documentation with respect to any Letters of Credit which Lender issues hereunder shall be in form and substance satisfactory to Lender and/or Lender’s international department. Any payment by Lender or Lender’s international department, pursuant to a Letter of Credit issued hereunder, shall be considered an advance under the Loan.

4. GRANT AND PERFECTION OF SECURITY INTEREST.

4.1 To secure Borrowers’ prompt, punctual and faithful performance of all and each of Borrowers’ Obligations now existing and hereafter incurred, Borrowers hereby grant to Lender a continuing security interest in the Collateral. The within grant of a security interest is in addition to, and supplemental of, any security interest previously granted by Borrowers to Lender, and shall continue in full force and effect applicable to all Obligations of such Borrower and to any future advances and re-advances made by Lender to or on behalf of Borrowers until the within Agreement is specifically terminated in writing by a duly authorized officer of Lender;

4.2 By the execution of this Agreement, Borrowers hereby authorize Lender to file UCC-1 Financing Statements describing the Collateral wherever Lender deems appropriate;

4.3 Where Collateral is in the possession of a third party, Borrowers will join with Lender in notifying the third party of Lender’s security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender;

4.4 Borrowers will cooperate with Lender in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper; and

4.5 Borrowers will not create any Chattel Paper without placing a legend on such Chattel Paper indicating that Lender has a security interest in such Chattel Paper.

5. USE OF COLLATERAL.

5.1 Until an Event of Default shall occur, Lender hereby authorizes and permits Borrowers to, in the ordinary course of its business, hold, process, sell, use or otherwise dispose of such Borrower’s Inventory to third parties for fair consideration, and receive from such Borrower’s third party account and contract debtors all amounts due as proceeds of the Collateral;

5.2 Except as permitted in Section 5.1 and elsewhere in this Agreement, Borrowers agree that it shall not make any sales or leases of the Collateral, license any Collateral, or grant any other security interest in the Collateral, other than the junior lien rights granted to BCA Mezzanine Fund, L.P.;

5.3 Borrowers may grant such allowances or other adjustments to such Borrower’s third party account debtors in accordance with sound business practices and Borrowers’ past practices;

5.4 Borrowers shall have possession of the Collateral, except where expressly otherwise provided herein or where Lender is required to perfect its security interest in such Collateral by possession in addition to filing a UCC-1 Financing Statement.

6. REPRESENTATIONS AND WARRANTIES.

To induce Lender to establish the loan arrangement contemplated herein and to make advances hereunder (each of which advances shall be deemed to have been made in reliance upon the following) Borrowers represent and warrant to Lender as follows:

6.1 To the extent such Borrower is a corporation or limited liability company, such Borrower is duly organized under the laws of its creation in good standing and legally existing under the laws of such State and has full power, authority and legal right to borrow the sums provided for in this Agreement, and to execute and deliver the Loan Documents and that when issued hereunder for value, such Loan Documents constitute valid and binding obligations of such Borrower enforceable in accordance with the respective terms thereof;

6.2 If such Borrower is a corporation or limited liability company, such Borrower is duly qualified or licensed and in good standing as a foreign entity, or has applied for qualification as a foreign entity, duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, including, but not limited to the Commonwealth of Massachusetts, except where the failure to so qualify or be licensed would not have a Material Adverse Effect on such Borrower;

6.3 The execution, delivery and performance of the Loan Documents to which each Borrower is a party have been duly authorized by all necessary entity action on the part of such Borrower, will not result in any violation of or be in conflict with or constitute a default under any term of the charter, by-laws or operating agreement of such Borrower, or of any agreement, instrument, judgment, decree, order, or, to the knowledge of any Borrower, any statute, rule or governmental regulation applicable to such Borrower, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of such Borrower (except pursuant to the Loan Documents). No Borrower is in violation of any term of its articles of agreement, articles of incorporation, charter, by-laws or operating agreement, or of any material term of any agreement or instrument to which it is a party, or, to its knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it;

6.4 Except as set forth on Schedule 6.4, there is no litigation, administrative action or other proceeding pending or, so far as is known to Borrowers, threatened before any court or administrative agency, as of the date of this Agreement against any Borrower, which might materially and adversely affect the financial condition of any Borrower, its continued operations which is not fully covered by adequate insurance;

6.5 No approval of any other Person, except as to those approvals obtained prior to closing, is a prerequisite to the execution and delivery by such Person of the Loan Documents to which it is a party or to insure the validity or enforceability thereof;

6.6 The Borrowers have previously furnished to Lender financial statements and other reports. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period specified which present fairly the financial position of Borrowers as of the date specified and the results of operations of the Borrowers to which they relate for the period then ended and disclose all liabilities of such Borrower of any nature, whether accrued, absolute, contingent or otherwise required to be disclosed under generally accepted accounting principles, except those liabilities arising in the ordinary course of business since the date of such financial statements. Since such date there has been no change in the assets, liabilities, financial condition or business of the Borrowers to which such financial statements purport to relate other than changes in the ordinary course of business, the effects of which individually, or taken as a whole, would not have a Materially Adverse Effect on the financial condition or business of the Borrowers as a whole or any Borrower individually;

6.7 Except those tax returns for which extensions have been requested, the Borrowers have filed all tax returns which are required to have been filed and have paid all taxes as shown on said returns and all assessments to the extent that such taxes have become due. No extensions of time for assessment of deficiencies by the Internal Revenue Service for any such year are in effect. The provisions for taxes reflected in the financial statements are adequate to cover any and all tax liabilities of the Borrowers with respect to its business, properties and operations during the periods covered by said financial statements and for all prior periods. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Borrowers, threatening to assert against any Borrower any deficiency or claim or additional taxes or interest thereon or penalties in connection therewith;

6.8 Except as disclosed on Schedule 6.8 annexed hereto, to the knowledge of the Borrowers, the Borrowers are in full compliance with all laws and regulations which apply to the conduct of its business, including, without limitation, all applicable federal, state and local laws, ordinances, rules, regulations and permits relating to the protection of the environment, waters and air of the states in which the Borrowers are operating and the United States of America, the release or disposition of hazardous substances and occupational health and safety, except to the extent that the failure to so comply with any of the foregoing, would not, either individually or in the aggregate, have a Material Adverse Effect on any Borrower. The Borrowers hold all licenses, permits and franchises which are required to permit it to conduct its business as presently conducted or contemplated except to the extent that the failure to have obtained or maintained any of the foregoing would not, either individually or in the aggregate, have a Material Adverse Effect on any Borrower. Except as disclosed on Schedule 6.8, the Borrowers have no knowledge of any pending or threatened enforcement action, administrative order or proceeding, notice of violation or investigation relating to such laws, ordinances, rules, regulations or permits. The Borrowers warrant that as of the date hereof they are not a “Treatment, Storage or Disposal Facility” as that term is defined in the “Resource Conservation and Recovery Act of 1976,” 42 USCA §6901 et seq. (as amended);

6.9 Borrowers have rights in or the power to transfer the Collateral, free and clear of any liens, attachments, adverse claims, security interests, assignments, or restrictions of transfers, except as to the security interest created herein, and the security interests and other encumbrances, if any, listed in Schedule 6.9 annexed hereto (the “Permitted Encumbrances”), and Borrowers hereby warrant and agree to defend title to the Collateral against the claims and demands of all Persons, and Borrowers do not presently, and shall not hereafter, have possession of any property on consignment to them;

6.10 Borrowers’ exact legal name and state of each Borrower’s organization is as set forth in the first paragraph of this Agreement. Borrowers have not changed their name, been the surviving entity in a merger or acquired any business, except as shown on Schedule 6.10 annexed hereto;

6.11 All real estate owned or leased by any Borrower is listed on Schedule 6.11 annexed hereto. The Borrowers have good and marketable title to, or valid leasehold interests in, all of the properties used by the Borrowers in connection with the operation of their business. All of the properties and facilities are in good repair, working order and condition. Any facilities or properties owned by Borrowers contain no restrictions or other matters of record which would have a Material Adverse Effect on Borrowers ability to operate their business from said location. The facilities and properties constitute all of the assets, properties and right of any type used in or necessary for the conduct of the Borrowers’ business. All Collateral is located solely at those locations which are listed on Schedule 6.11, annexed hereto;

6.12 Each of the Borrowers posses all Proprietary Rights necessary to conduct its business as heretofore conducted or as proposed to be conducted by it. All Proprietary Rights registered in the name of any of the Borrowers and applications therefore filed by any Borrower are listed on the “Intellectual Property Schedule” annexed hereto as Schedule 6.12. No event has occurred that permits, or after any notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. None of the Borrowers has notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Borrowers’ ability to retain or obtain any authorization necessary for the operation of the Borrowers’ business.

6.13 As of the date hereof, none of the following events has occurred or exists with respect to any Borrower or any ERISA affiliate: (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any plan covered by the Employee Retirement Income Security Act of 1974 (“ERISA”) (any such plan is referred to herein as a “Plan”); (ii) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance which might constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or, (v) partial withdrawal under Section 4201 or 4204 of ERISA from a Multi-employer Plan or the reorganization, insolvency, or termination of any Multi-employer Plan. The Borrowers have not incurred any material accumulated funding deficiency within the meaning of ERISA nor has any Borrower incurred any material liability to the PBGC or to any Plan in connection with the termination of, or any Borrower’s withdrawal from any Plan and no such material liability, would result from the termination of, or any Borrower’s withdrawal from any such Plan;

6.14 No Borrower owns or has any present intention of acquiring any “margin stock” within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loan will be used, directly or indirectly, by any Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934. If requested by the Lender, the Borrowers will promptly furnish the Lender with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U; and

6.15 Dover DE’s authorized capital stock consists solely of 15,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), of which 5,105,318 shares are issued and outstanding of record (collectively, the foregoing issued shares are hereinafter referred to as (“Issued Shares”). Schedule 6.15 sets forth a table indicating the capitalization of Dover DE immediately prior to the closing contemplated by this Agreement and a table indicating the capitalization of Dover DE immediately following the closing contemplated by this Agreement. Except as set forth on Schedule 6.15 there are no outstanding shares of Dover DE’s Capital Securities or Convertible Securities or rights or agreements related thereto, including among others all outstanding options, warrants, stock appreciation rights, phantom stock and other equity interests of any kind in Dover DE, pursuant to which Dover DE is or may become obligated to issue any shares of Capital Securities. Except as set forth on Schedule 6.15, the number of shares of Capital Securities, if any, issuable in connection with the securities described on Schedule 6.15, is not subject to adjustment by reason of the issuance of any warrants or the Common Stock issuable upon conversion thereof. All of the Issued Shares of Borrower ‘s Capital Securities are issued and owned by the Persons listed on Schedule 6.15 have been duly authorized, are validly issued and outstanding and are fully paid and non-assessable have been offered, issued, sold, and delivered in compliance with the applicable federal and state securities laws.

6.16 The ownership of each of the Borrowers is as set forth on Schedule 6.16 by name and percentage interest of each owner, all such interests have been fully paid and are owned, free and clear of all liens and encumbrances.

6.17 There are no outstanding rights, including, but not limited to preemptive rights, Convertible Securities or other agreements providing for or requiring the issuance or purchase by Borrowers of any Capital Securities or any Convertible Securities convertible into, or exchangeable for, or exercisable into, its Capital Securities. All preemptive rights existing prior to the date hereof have been validly waived or the applicable time periods relating thereto have expired prior to exercise of such preemptive rights by the holders thereof.

6.18 There are no voting trusts, proxies, or agreements relating to the voting of the Borrowers Capital Securities.

6.19 Neither this Agreement (including the Schedules furnished contemporaneously herewith), nor any other agreement, document, certificate or written statement furnished or to be furnished to Lender through the date hereof by or on behalf of the Borrowers contains any untrue statement of a Material fact known to the Borrowers or omits to state a Material fact known to it and necessary to make the statement contained therein or herein in light of the circumstances in which they were made not misleading.

7. AFFIRMATIVE COVENANTS.

Until payment in full to Lender of the Obligations, Borrowers agree as follows:

7.1 Borrowers will comply and observe the following financial reporting requirements:

7.1.1 Within one hundred twenty (120) days after the close of each fiscal year with fully audited consolidated financial statements of Borrowers prepared, by an independent certified public accountant selected by Borrowers and reasonably acceptable to the Lender, which statements shall include, but not be limited to: (i) a statement of stockholders’ equity and a statement of cash flow for such fiscal year; (ii) an income statement for such fiscal year; (iii) balance sheets as of the end of such fiscal year; and (iv) copies of all statements and reports furnished to the Securities and Exchange Commission (the “SEC”) including the 10K for any publicly traded Borrower. All such annual statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall present fairly the consolidated financial position and result of operations of Borrowers. The Borrowers shall also provide Lender with a copy of any so-called “management letter” delivered to Borrowers. The Lender shall have the right, from time to time, to discuss the affairs of Borrowers directly with Borrowers’ accountant after providing the Borrowers an opportunity to be represented at any such discussions;

7.1.2 Within forty five (45) days of the end of the quarter, management prepared compliance report with respect to the covenants in Section 7.9 below, together with copies of all back-up, calculations and work sheets used to prepare said compliance report. Contemporaneously with the delivery of the statements described in this Section, Borrowers will provide Lender with a certificate of the Treasurer or Controller of the Borrowers stating that: (i) the Borrowers are incompliance with the terms, conditions and covenants of this Agreement and all of the other Loan Documents; (ii) such officer has reviewed the activities of the Borrowers during the fiscal period covered by such financial statements and has, to the best knowledge of such officer, after due diligence, found no evidence of any event which constitutes an Event of Default under this Agreement or any of the other Loan Documents or condition or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, or if such an Event of Default or other condition or event exists, a disclosure of the nature and status thereof; and, (iii) since the date of the financial statements there have been no changes in the assets, liabilities, financial condition or business of any Borrower other than changes in the ordinary course of business, the effects of which, both individually, or taken as a whole, have not had a Materially Adverse Effect on the overall financial condition and business of any Borrower;

7.1.3 Within forty five (45) days after its fiscal quarter end, any Borrower which is publicly traded will submit to Lender copies of its 10Q and other filings with the SEC or any other governmental agency; and

7.1.4 Within ninety (90) days after the beginning of its fiscal year end Borrowers will submit to Lender financial projections for the Borrowers in form and content satisfactory to the Lender;

7.1.5 Borrowers shall prepare and deliver to Lender such additional reports and information as Lender shall reasonably request.

7.2 Borrowers will maintain direct loss insurance (i) with respect to its Collateral against fire and the extended casualties and hazards, in an amount at all times equal to the principal amount of the Note or the insurable value of the assets, whichever is lesser; (ii) public liability, commercial general liability insurance, employer’s liability and other liability insurance as is usually maintained by companies similarly situated and engaged in like operations in the amount of Two Million Dollars ($2,000,000.00); (iii) business interruption insurance for twelve (12) months, in the amount of not less than Nine Million Dollars ($9,000,000.00) actual loss sustained; (iv) worker’s compensation insurance in the statutory amounts and (v) with respect to all other assets and risks, in such amounts against such hazards and liabilities as customarily is maintained by other companies similarly situated and operating like properties. Such insurance shall be maintained with good and responsible insurance companies, reasonably acceptable to Lender, and a certified copy of such insurance policy or similar evidence acceptable to Lender shall be delivered at closing. Lender shall be named as additional insured and as lender’s loss payee along with the named insured, and the policies shall be noncancellable without thirty (30) days prior notice to Lender. In the event of the failure by Borrowers to provide and maintain insurance as herein provided, Lender may, at its option, provide such insurance; the cost of which shall be secured hereunder with interest from the date of such payment at the Default Interest Rate charged under the Note and shall be payable ON DEMAND. Borrowers shall advise Lender of each claim made by Borrowers under any policy of insurance which covers the Collateral within ten (10) days of loss, and will permit Lender, at Lender’s option to the exclusion of Borrowers after any Event of Default, to conduct the adjustment of each such claim. Borrowers hereby appoint Lender after any Event of Default, as Borrowers’ attorney-in-fact to obtain, adjust, settle and cancel any insurance described in this Section and to endorse in favor of Lender any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until the within Agreement is terminated by a written instrument executed by a duly authorized officer of Lender. Lender shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful bad faith. Lender may apply any proceeds of such insurance against the Obligations, whether or not such have matured, in such order of application as Lender may determine;

7.3 Borrowers shall duly pay and discharge all lease payments, ground rents, taxes, assessments, and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that such ground rents, taxes, assessments, or governmental charges shall be contested in good faith and by appropriate proceedings and only if such contest is made prior to any unpaid amounts becoming a fixed and ascertainable lien upon any property of such Borrower, unless such Borrower has posted adequate security for the payment of any such amounts with Lender. Borrowers shall promptly pay, as they become due and payable, all taxes, assessments and unemployment contributions and other charges levied or assessed against any of them or the Collateral by any governmental authority and will properly exercise any trust responsibilities imposed upon such Person by reason of withholding from employees’ pay. At its option, Lender may, but shall not be obligated to, pay all taxes, unemployment contributions, and any and all other charges levied or assessed upon such Person or the Collateral by any governmental authority, as Lender may, in its discretion, deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto. At its option, after an Event of Default and with notice to Borrowers, Lender may, but shall not be obligated to, pay all taxes, unemployment contributions, and any and all other charges levied or assessed upon such Person or the Collateral by any governmental authority, as Lender may, in its discretion, deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto. All such payments shall be deemed Obligations of such Person and shall be secured hereby and shall be due and payable upon demand by Lender;

7.4 Borrowers shall comply with all laws and regulations which apply to the conduct of its business including, without limitation, all applicable federal, state and local laws, ordinances, rules, regulations and permits relating to the protection of the environment, waters and air of the states in which Borrowers conduct business and the United States of America, the release or disposition of hazardous substances and occupational health and safety. Borrowers shall procure and maintain in full force and effect all licenses, permits and franchises which are required to permit it to conduct its business as then conducted or contemplated. Borrowers shall promptly notify Lender of any pending or threatened enforcement action, administrative order or proceeding, notice of violation or investigation relating to such laws, ordinances, rules, regulations or permits. In addition, Lender shall not become liable for any violation of any of the foregoing and the Borrowers agree to indemnify Lender from any such liability;

7.5. If any Borrower becomes aware of or has reason to suspect that toxic or hazardous substances have been or are being disposed in violation of any applicable laws, ordinances or regulations, it shall immediately notify Lender and, on a continuing basis, keep Lender fully informed as to all knowledge such Borrower has of such disposal. The Borrowers shall indemnify and hold harmless Lender from all loss, liability, damage, cost and expense, including, without limitation, reasonable attorney’s fees, fines, or other penalties or payments, for failure of any Borrower to comply in all respects with all environmental laws. The provisions of the prior sentence shall survive payoff, release, foreclosure, or other disposition of this Agreement or the Obligations;

7.6 Borrowers shall continue to operate their business actively without substantial change in the nature of the business it conducts, preserving its separate legal existence in good standing and maintaining its property in good operating condition, reasonable wear and tear and normal obsolescence and deterioration excepted;

7.7 Borrowers shall use the proceeds of the Obligations solely to further the business of Borrowers and no proceeds shall be commingled with funds of any stockholder, subsidiary or Affiliate or any general or limited partner, or any trustee or beneficiary, nor shall any proceeds be transferred to any stockholder, subsidiary or Affiliate or any general or limited partner, or any trustee or beneficiary, without the express prior written consent of Lender;

7.8 Borrowers will not amend any existing Plan, adopt any other plans or agree to participate in any other Multi-employer Plan without the prior written consent of Lender. Borrowers shall not permit any of the following events to occur or exist with respect to Borrowers or any ERISA affiliate: (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (ii) the occurrence of any event which would constitute a “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or, (v) partial withdrawal under Section 4201 or 4204 of ERISA from a Multi-employer Plan or the reorganization, insolvency, or termination of any Multi-employer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, which could in the opinion of Lender subject Borrowers to any tax, penalty, or other liability to a Plan, a Multi-employer Plan, the PBGC, or otherwise;

7.9 Borrowers shall, on a consolidated basis, observe the following financial covenants as and when tested hereunder:

7.9.1 maintain a ratio of Funded Debt to EBITDA of not more than the following, which shall be tested and measured quarterly on a trailing four (4) quarter basis:

•	5.50:1.00 from the date hereof through measurement on March 31, 2008;

•	4.70:1.00 commencing with the measurement on June 30, 2008 and ending with the measurement on December 31, 2009; provided however, the measurement on June 30, 2009 shall be no more than 5.00:1.00; and

•	4.50:1.00 commencing with the measurement on March 31, 2010 until the Maturity Date; provided however, the measurement on June 30, 2010 shall be no more than 4.70:1.00;

7.9.2 maintain a ratio of Senior Funded Debt to EBITDA of not more than the following, which shall be tested and measured quarterly on a trailing four (4) quarter basis:

•	3.50:1.00;

7.9.3 maintain a Fixed Charge Coverage Ratio of not less than the following, which shall be tested and measured quarterly on a trailing four (4) quarter basis:

•	1.05:1.00;

7.9.4 maintain a ratio of Current Assets to Current Liabilities of not less than the following, which shall be tested and measured quarterly:

•	1.00:1.00;

7.10 Borrowers shall maintain all deposit accounts (checking) and all operating accounts and banking services with Lender at all times, with the exception of retail stores deposit accounts, unless the Lender can reasonably serve the needs of said retail stores from Lender’s local branch banks;

7.11 Borrowers will permit Lender and such representatives from time to time as Lender and such representatives may reasonably request at Borrowers’ reasonable expense, but in the absence of an Event of Default no more often than once per year, to examine, inspect and copy any and all of the Collateral, and any and all of Borrowers’ books, records, electronically stored data, papers and files, and to verify the Collateral or any portion thereof (such verification, including, without limitation, through contact with account debtors);

7.12 Borrowers shall pay or reimburse Lender for all reasonable out-of-pocket expenses which Lender may incur in connection with the Loan; with obtaining and perfecting security for the Obligations; or Costs of Collection, including, but not limited to, all audit and legal fees incurred by Lender. Borrowers agrees to reimburse Lender for any costs and expenses incurred while Borrowers’ loans remain unpaid or available, said costs to include, but not be limited to, unscheduled audit fees upon the occurrence of an Event of Default, reasonable legal fees, accounting fees and environmental due diligence fees;

7.13 Borrowers shall promptly notify Lender when it becomes aware of the occurrence of any event which currently constitutes or with the passage of time would constitute a breach of any warranty or representations on its part made herein or in any of the Loan Documents or which would constitute an Event of Default hereunder or under any of the Loan Documents. Borrowers shall promptly notify Lender of any litigation, administrative action or other proceeding either initiated or threatened against any Borrower, by or before any court or administrative agency which might materially and adversely affect the financial condition of any Borrower, its operations or prospects and shall keep Lender apprised of the status of the matters set forth on Schedule 6.4 hereto and of any other matters subsequently disclosed to Lender;

7.14 Borrowers authorize Lender to file such financing statement or statements or amendments, or other instruments as Lender may from time to time require in order to comply with the UCC and any other applicable laws to preserve and protect the security interests hereby granted. In the event that the law of any jurisdiction other than New Hampshire becomes or is applicable to the Collateral or any part thereof, or to any Obligations or liability of Borrowers to Lender, Borrowers agree that Lender may file all instruments and to do all such other things as may be necessary or appropriate to preserve, protect and enforce the security interests and liens of Lender under the law of such other jurisdiction. Borrowers will pay any filing fees or other costs with respect to any such filings and any fees for prior lien searches; and

7.15 If requested by Lender, Borrowers shall furnish, at their expense, an annual updated appraisal of Borrowers’ customer list.

7.16 Borrowers shall pay Lender a fee equal to Fifty Thousand Dollars ($50,000.00). The parties acknowledge that Borrowers have already paid Fifteen Thousand Dollars ($15,000.00) towards this fee, and shall pay the remainder at closing. In addition, Borrowers shall pay Lender an unused line fee equal to .125% on the daily unused amount of the Loan billed quarterly in arrears.

8. NEGATIVE COVENANTS.

Borrowers agree that until payment in full of the Obligations, it shall not, without prior written consent of Lender:

8.1 suffer any act of omission or commission which, had it been in existence or threatened on the date of the Loan Documents, would have constituted a breach or failure of any warranty or representation herein;

8.2 change its name, enter into or be a party to any merger, consolidation, acquisition, stock split, reorganization or liquidation, or with respect to any Borrower other than Dover DE suffer the transfer of any stock, membership interest or security in it or permit or allow to exist a change in any of the ownership interest, provided, however, Borrowers, on a combined basis, shall be permitted to make acquisitions in the same line of Borrowers’ current business and CAPEX, in the aggregate amount of no more than: (i) Three Million Dollars ($3,000,000.00) in calendar year 2007; (ii) Three Million One Hundred Thousand Dollars ($3,100,000.00) in calendar year 2008; (iii) Three Million Two Hundred Thousand Dollars ($3,200,000.00) in calendar year 2009; and (iv) Three Million Three Hundred Thousand Dollars ($3,300,000.00) thereafter;

8.3 purchase or lease any assets or properties outside of the ordinary course of its business;

8.4 suffer the creation or existence of any mortgage, pledge, lien, attachment or other encumbrance on any property or assets of any Borrower, whether or not a purchase money security interest (subject to Section 8.10), and whether or not the same be senior or junior to any lien of Lender thereon (other than such as are described in Schedule 6.9 annexed hereto and encumbrances in favor of Lender); provided however, that in the event of an attachment or lien junior in all respects to the liens imposed hereby, Borrowers shall not be deemed in breach of this covenant if within ninety (90) days thereof the attachment is discharged;

8.5 suffer the assumption, guarantee, endorsement or other act by which it does or may become liable in connection with the obligations of any other Person, with the exception of endorsement of negotiable instruments for deposit or collection or similar transactions in the normal course of business;

8.6 pay dividends (whether in cash or kind) on any class of its capital stock or membership interests, or make any distribution on account of its stock, membership interests or other equity interest except for reasonable employee stock awards and employee options, or redeem, purchase or otherwise acquire directly or indirectly any of its stock or membership interests;

8.7 pay inter-company fees outside the ordinary course of business, or make any payments of any nature to any Affiliate outside the ordinary course of business, loan money, or make payments or advances to officers, stockholders, members or beneficial owners, , or transfer property for less than good and adequate consideration;;

8.8 Borrowers, on a combined basis, shall not suffer a net loss in any two consecutive calendar quarters;

8.9 directly or indirectly dispose of hazardous or toxic wastes or substances unless in compliance with all applicable state, local or federal laws, ordinances and regulations, then or now in effect (“Environmental Laws”), as such terms “hazardous”, “toxic” and “dispose” are defined therein;

8.10 incur Indebtedness of any kind except for: (i) the Obligations; (ii) trade debt incurred in the ordinary course of business with trade creditors; (iii) the $5,000,000.00 Subordinated Debt; and (iv) additional purchase money security interests and equipment leases and vehicle leases;

8.11 (i) authorize the issuance of any additional Capital Securities or Convertible Securities; (ii) issue any additional Capital Securities or Convertible Securities; or (iii) recapitalize or reclassify any Capital Securities or Convertible Securities, except for reasonable employee stock awards and employee options; and

8.12 cause any third party to directly do or cause to be done any act which, if done directly by such Person, would breach any covenant contained in the within Agreement.

9. CONDITIONS OF LENDING.

The obligation of Lender to make the advances under the Loan is subject to the condition (in addition to all other requirements of this Agreement) that each of the following shall have been delivered or performed with respect to Lender prior to the making of the disbursement:

9.1 certificates of insurance or insurance binders evidencing public liability insurance in the amount of Two Million Dollars ($2,000,000), workmens’ compensation, in the statutory amount, flood (if the property is in a flood plain), fire and extended coverage in the amount of the full replacement cost of the Collateral and business interruption insurance as set forth in Section 7.2, above, actual loss sustained, written by companies reasonably acceptable to Lender, endorsed thereon in favor of Lender naming Lender as mortgagee, loss payee and naming Lender as an additional insured and providing that the said policies may not be cancelled or materially changed without thirty (30) days prior written notice to Lender, certified copies of such insurance policies shall be deposited with Lender within thirty (30) days of the date hereof;

9.2 a written opinion of the Borrowers’ counsel in form and substance satisfactory to the Lender, stating, inter alia, that: (i) the Borrowers are each validly existing and authorized to do business in the States of its organizational jurisdiction and such other states where authorization is required; (ii) the Borrowers have full authority and legal right to execute and carry out the terms of the Loan Documents; (iii) the Borrowers have taken all action necessary to authorize the execution and delivery of the Loan Documents; (iv) the Loan Documents have been duly executed and are valid, binding and enforceable in accordance with their terms, with no exceptions other than usual and customary exceptions; (v) there is no litigation pending or to the best of the knowledge of Borrowers’ counsel threatened against Borrowers which would have a Material Adverse Effect on their ability to perform pursuant to the Loan Documents; (vi) the Loan is not usurious; and (vii) containing such other opinions as may be required by the Lender;

9.3 a certificate of a duly authorized officer of each Borrower as to (i) a copy of its articles of agreement/organization, bylaws, and/or operating agreement, (ii) a copy of the resolution adopted by the directors, shareholders (if necessary) and/or members of such Borrower authorizing execution and issuance of the Loan Documents, and (iii) a list of the incumbent officers, members and managers of such Borrower;

9.4 the executed Loan Documents and supporting documentation, in form, scope and substance acceptable to Lender and its counsel;

9.5 satisfactory subordination agreement for the Subordinated Debt;

9.6 Borrowers will use best efforts to obtain landlord’s waivers and consents, said waivers and consents may be delivered after the date hereof;

9.7 an assignment of the proceeds of a $4,000,000 key man life insurance policy on Stephen L. Day;

9.8 receipt of those matters set forth on a Closing Agenda from the Lender to the Borrowers; and

9.9 payment of all out of pocket expenses incurred by Lender, including, but not limited to appraisal fees and legal fees.

10. EVENTS OF DEFAULT.

Upon the occurrence of any one or more of the following events of default (an “Event of Default”) any and all Obligations of Borrowers to Lender shall become immediately due and payable without notice or demand, and Lender may exercise its rights and remedies, as set forth in Section 11 herein:

10.1 failure to make a payment when due of interest, principal or other charge on the Note not cured in accordance with any applicable grace period contained in the Note;

10.2 if any representation or warranty made herein or in connection with the execution and delivery of any of the other Loan Documents proves to have been materially incorrect in any respect when such representation or warranty was made;

10.3 the breach of any covenant contained in Sections 7.2, 7.7, 7.8, 7.9 or Article 8 (with the exception of Sections 8.1 and 8.9, for which Section 10.4 shall be applicable);

10.4 the breach of any other covenant, condition or agreement made by Borrowers hereunder, not cured within thirty (30) days after written notice from Lender or if such failure cannot reasonably be cured within such thirty (30) day period, Borrowers fail to commence such cure within said thirty (30) day period and fails to complete the cure within sixty (60) days after Lender’s notice of default;

10.5 failure to make a payment when due (within any applicable cure or grace period) or fully perform any obligation under any other obligation of Borrowers to Lender, now existing or hereafter arising;

10.6 (i) the occurrence of a default under the terms and conditions of any liability of Borrowers or to any Person for borrowed moneys in excess of $350,000 (excluding the Subordinated Debt, now existing or hereafter arising, or is declared to be due and payable prior to the express maturity thereof, or upon demand by the holder of any such liability; or (ii) if the Subordinated Debt is accelerated or declared to be due and payable prior to the express maturity thereof, or upon demand by the Subordinated Debt holders; or (iii) the Subordinated Debt holders exercise any of their rights pursuant to Section 7(B) of that certain Intercreditor, Subordination and Standby Agreement by and between the Borrowers, BCA Mezzanine Fund, L.P. and Lender of near or even date.

10.7 if Borrowers make an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for a receiver or any trustee of any substantial part of its property; or Borrowers commence any proceeding related to Borrowers under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there is commenced against Borrowers any such proceeding and the same is not dismissed or set aside within sixty (60) days of the commencement of such action; or Borrowers by any act indicate their consent to, approval of or acquiescence in, any such proceeding or the appointment of any receiver of, or trustee for Borrowers or any substantial part of their property;

10.8 if an execution order is issued against Borrowers, or any governmental agency or instrumentality shall seize, appropriate, condemn, occupy or interfere in any manner with any of Borrowers’ operation of, all or any substantial portion of its or their property, or the Collateral or any right of Borrowers therein shall be subject to judicial process or condemnation or forfeiture proceedings;

10.9 a Change of Control shall have occurred;

10.10 the occurrence of any Event of Default under any of the other Loan Documents, not remedied in accordance with any applicable grace or cure period; and

10.11 Lender shall receive a report from any filing office, as appropriate, indicating that Lender’s security interest is not prior to all other security interests or other interests reflected in the report and Borrowers are unable to resolve such discrepancy within thirty (30) days

11. RIGHTS IN THE EVENT OF DEFAULT.

In the event an Event of Default shall occur Lender shall have the following rights:

11.1 Without any notice by Lender to such effect, the Note and any or all other of Borrowers’ and Obligations to Lender, together with interest thereon, shall be and become immediately due and payable without demand, presentment, protest or notice of any kind, all of which are hereby expressly waived;

11.2 All of the remedies of a secured party under the UCC, as amended from time to time, including without limitation the right and power to sell (at public or private sale), lease or otherwise operate as a going concern or dispose of, the Collateral, or any part thereof, and for that purpose Lender may take immediate and exclusive possession of the Collateral, or any part thereof, and with or without judicial process, enter upon any premises on which the Collateral, or any part thereof, may be situated and remove the same therefrom without being deemed guilty of trespass and without liability damages thereby occasioned, or at Lender’s option Borrowers shall assemble the Collateral and make it available to Lender at a place and at a time designated in writing. Lender shall be entitled to hold, maintain, preserve and prepare the Collateral for sale. Lender, without removal, may render the collateral unusable and dispose of the Collateral on the Borrowers’ premises;

11.3 The right to operate the Borrowers’ business as a going concern and to seize and utilize the Collateral to do so, and is hereby authorized to enter the Borrowers’ places of business to operate the Borrowers’ business as a going concern, without being deemed guilty of trespass and without liability damages thereby occasioned;

11.4 Any notification required by law of intended sale, lease or other disposition by or on behalf of Borrowers of any of the Collateral shall be deemed reasonably and properly given if mailed, postage prepaid, to such Borrower at such Borrower’s address shown on the first page of this Agreement, at least ten (10) calendar days before such sale, lease or other disposition. Notice sent in such manner shall be deemed received on the second business day following the day of deposit in the mails. Any proceeds of any sale, lease or other disposition by Lender to any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including reasonable Costs of Collection and any balance of such proceeds may be applied by Lender toward the payment of the Obligations. Borrowers shall remain liable for any deficiency;

11.5 In the event Lender seeks to take possession of any or all of the Collateral by court process, Borrowers hereby irrevocably waive any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto;

11.6 Borrowers agree that the amount by which the value of the Collateral may exceed, from time to time, the outstanding obligation of Borrowers to Lender (“equity cushion”) shall not, under any circumstances, be deemed to be adequate protection for Lender in the event of any insolvency proceedings under 11 USC 101 et seq. Borrowers acknowledge that the equity cushion that may exist is solely for the benefit of Lender to ensure the repayment in full of all Obligations, and represents a benefit bargained for and acquired by Lender in exchange for full and adequate consideration;

11.7 Lender shall have the right to exercise any of the rights and remedies set forth in any of the Loan Documents;

11.8 Lender shall have the right at any time after an Event of Default has occurred hereunder to enforce Borrowers’ rights against its account debtors and obligors, notify any of Borrowers’ account or contract debtors, either in the name of Lender or Borrowers, to make payment directly to Lender, and to advise any person of Lender’s security interest in and to the Receivable Collateral, and to collect all amounts due on account of the Receivable Collateral. The within Obligations on the part of Borrowers, being unique, shall be specifically enforceable by Lender;

11.9 Borrowers hereby irrevocably constitute and appoint Lender as their true and lawful attorney (exercisable any time after an Event of Default) with full power of substitution, to convert the Receivable Collateral into cash at the sole risk, cost and expense of the Borrowers and to endorse Borrowers’ name on any certificates of title. The rights and powers granted Lender by the within appointment include, but are not limited to, the right and power to compromise, settle, or execute releases with any of Borrowers’ account debtors, and to prosecute, defend, compromise, or release any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrowers and to take therefrom any remittances on or proceeds of any Collateral in which Lender has a security interest, provided Lender thereafter forwards said mail to Borrowers; to endorse the name of Borrowers in favor of Lender upon any and all checks, drafts, money orders, notes, acceptances, certificate of title, or other instruments of the same or different nature; to sign and endorse the name of Borrowers on, and to receive as secured party, any of the Receivable Collateral, any invoices, schedules of Receivable Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of a same or different nature relating to the Receivable Collateral; to sign the name of Borrowers on any notice to Borrowers’ account debtors or verification of the Receivable Collateral; and to sign and file or record on behalf of Borrowers any financing or other statement in order to perfect or protect Lender’s security interest. Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized herein, but if Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to Borrowers except for Lender’s actual willful misconduct or gross negligence. All powers conferred upon Lender by this Agreement, being coupled with an interest, shall be irrevocable until the within Agreement is terminated as provided herein;

11.10 The proceeds of any collection, sale or disposition of the Collateral held under this Agreement and/or the Loan Documents shall be applied towards the Obligations in such order and manner as Lender determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding. Borrowers shall remain liable to Lender for any deficiency remaining following such application;

11.11 Except for liabilities claims or demands arising from Lender’s actual willful misconduct or gross negligence, Borrowers shall indemnify, and save Lender harmless of, to, and from any liability, claim or demand made upon Lender in connection with Lender’s exercise of its rights pursuant to the within Agreement or any of the Loan Documents, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with any such liability, claim or demand. Borrowers’ agreement so to indemnify and save Lender harmless are Obligations of Borrowers to Lender and are secured hereby and shall survive payment and/or termination of this Agreement;

11.12 Lender shall have the right to set-off, without notice to Borrowers any and all deposits or other sums at any time credited by or due from Lender to Borrowers whether in a special account or other account represented by a certificate of deposit or similar instrument (whether or not matured), and any cash, securities, instruments, or other property of Borrowers in the possession of Lender, whether for safekeeping, or otherwise, which deposits and other sums and items shall at all times constitute additional security for the Obligations, and may be applied or set off against all or part of the Obligations at any time, whether or not the Obligations are then due or whether or not other collateral is available to Lender. Borrowers hereby expressly grants to Lender a security interest in such items pursuant to New Hampshire RSA 382-A:9-101 et seq.; and,

11.13 The rights, remedies, powers, privileges and discretions of Lender hereunder or in the Loan Documents shall be cumulative and are in addition to and not exclusive of any rights or remedies which it may or would otherwise have or to which Lender may be entitled, and no delays or omissions by Lender in exercising or enforcing any of Lender’s rights and remedies shall operate as or constitute a waiver thereof. No waiver by Lender of any default hereunder or under any other agreement, no single or partial exercise of any of Lender’s rights or remedies, and no other agreement or transaction, of whatever nature entered into between Lender and Borrowers at any time, whether before, during or after the date hereof, shall preclude the other or further exercise of Lender’s rights and remedies. No waiver or modification on Lender’s part on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

12. MISCELLANEOUS.

12.1 Except as required by law, Lender shall have no duty as to the collection or protection of the Collateral beyond the safe and prudent custody of such of the Collateral as may come into the possession of Lender and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. Lender may exercise its rights with respect to the Collateral without resort or regard to other collateral or sources of satisfaction of the Obligations;

12.2 Any demand, notices and other correspondence to Borrowers or any other party hereto by Lender in connection with the within Agreement shall be deemed effective when deposited in the United States mail and sent by registered or certified mail, postage prepaid or by recognized overnight courier and addressed to Borrowers’ address as set forth on the first page of this Agreement, which addresses may be changed on seven (7) days written notice given Lender by certified mail, return receipt requested. All notices and other correspondence to Lender by Borrowers in connection with the within Agreement shall be to Lender’s principal office, or as Lender may otherwise specify from time to time;

12.3 To the extent possible, each provision of this Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of the within Agreement or any application thereof is invalid, illegal or unenforceable in any respect in any instance shall not affect the validity, legality and enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provision of the within Agreement. In the event of a conflict between this Agreement and the Note, the Note shall govern;

12.4 The recitals and paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement;

12.5 The within Agreement shall remain in full force and effect until specifically terminated in writing by a duly authorized officer of Lender;

12.6 This Agreement shall be binding upon each of Borrowers and their representatives, heirs, executors, administrators, successors and assigns, and shall inure to the benefit of Lender and Lender’s successors and assigns, provided however, that Borrowers may not assign any of their rights or delegate any of its Obligations hereunder without the prior written consent of Lender which consent may be withheld for any reason or for no reason at the sole discretion of Lender. Conversely, Lender may, from time to time, and at its sole discretion, sell, assign, transfer, participate or otherwise dispose of all or any part of this Agreement and/or the Loan Documents;

12.7 In the event Lender is at any time required to turn over, disgorge or repay (whether to the undersigned, a Trustee in Bankruptcy or to third parties) any payment previously received by Lender with respect to any of the Obligations (whether received from the undersigned or third parties), then the amount of the Obligations secured by the Collateral shall be increased by the amount so turned over or disgorged by Lender, plus the reasonable expenses incurred by Lender in the process, to the same extent as if the amount in question and expenses had been advanced by Lender at the inception of the Obligations and had remained unpaid since that date, whether or not all Obligations had otherwise been paid at the date of turn over, all of which shall be payable ON DEMAND. If the Obligations had previously been paid in full, this Agreement (notwithstanding any of the terms hereof) shall be deemed revived and in full force and effect with respect to such payments;

12.8 This Agreement shall be deemed to have been delivered and accepted by Lender in the State of New Hampshire, and is governed exclusively by the laws of the State of New Hampshire. The parties hereto hereby agree that any action hereon between the parties hereto and their successors in interest shall be maintained in a court of competent jurisdiction located within the State of New Hampshire, and consent to the jurisdiction of any such New Hampshire court for all purposes connected herewith;

12.9 This Agreement may be executed in multiple counterpart copies, any one of which when duly executed with all of the formalities hereof, shall be fully binding and effective as the original of this Agreement;

12.10 Excepting only the other Loan Documents executed concurrently herewith and the Commitment Letter by and between Borrowers and Lender dated November 7, 2007, this Agreement supersedes all prior agreements relating to the Loan. In the event of a conflict between this Agreement and any commitment letter, this Agreement shall govern. This Agreement shall be amended only by a subsequent writing executed with all the formalities hereof;

12.11 THE LENDER AND BORROWERS HEREBY WAIVE ANY RIGHT TO A JURY TRIAL OR ANY RIGHT TO DEMAND A TRIAL BY JURY WITH RESPECT TO ANY ISSUES OR SUITS WHICH MAY ARISE IN CONNECTION WITH THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS;

12.12 This Agreement and all other Loan Documents and documents which have been or may hereinafter be furnished by or to either of Borrowers or by Lender may be reproduced by Lender by any photographic, photostatic, microfilm, xerographic or similar process, and Lender may destroy the original from which such document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the normal course of business); and

12.13 Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

[PAGE ENDS HERE, SIGNATURE PAGE(S) TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by the persons signing below who are thereunto duly authorized, as of the day and year first above-written.

BORROWERS:

DOVER SADDLERY, INC.

(a Delaware Corporation)

Witness	By: Name:
Title:
DOVER SADDLERY, INC. (a Massachusetts Corporation)
Witness	By: Name:
Title:
SMITH BROTHERS, INC.
Witness	By: Name:
Title:

DOVER SADDLERY RETAIL, INC.
Witness	By: Name:
Title:
OLD DOMINION ENTERPRISES, INC.
Witness	By: Name:
Title:
DOVER SADDLERY DIRECT, INC.
Witness	By: Name:
Title:
LENDER:
RBS CITIZENS, NATIONAL ASSOCIATION
Witness	By: Name:
Title:

SCHEDULE 6.4

Litigation

SCHEDULE 6.8

Compliance with Laws

SCHEDULE 6.9

Permitted Encumbrances

SCHEDULE 6.10

Legal Names

SCHEDULE 6.11

Locations of Collateral

SCHEDULE 6.12

Intellectual Property Schedule

SCHEDULE 6.15

Capitalization